SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO. 0-12792

Date of Report: February 22, 2010

CHINA SWINE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0916585
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

1077 Ala Napunani Street, Honolulu, HI	96818
(Address of principal executive offices)	(Zip Code)

808-429-5954
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities

On February 22, 2010 China Swine Genetics, Inc. 10% Secured Convertible Notes (the “Notes”) in the principal amount of $2,165,000.  The Notes were sold at par to twelve investors.  From the proceeds of the offering China Swine will pay a fee of $173,200 to Primary Capital, LLC, which acted as the placement agent for the offering, and will reimburse Primary Capital, LLC for $20,000 of out-of-pocket expenses.  In addition, upon conversion of the Notes into common stock of China Swine, China Swine will issue to Primary Capital, LLC warrants to purchase 8% of the securities issued to the investors on conversion.

The maturity date of the Notes is February 22, 2011.  Interest on the Notes at 10% per annum is payable quarterly.  Payment of interest and principal are secured by a pledge of the China Swine shares owned by Ligang Shang, the majority shareholder of China Swine.  In the event that China Swine completes an equity financing for $5 million, the Notes will automatically convert into common stock at a 50% discount to the price of the common stock in the financing.  If China Swine does not complete such a financing prior to the maturity date of the Notes, then it will be required to issue to the Note-holders warrants to purchase shares of China Swine common stock at $1.50 per share, up to the principal amount of the Notes.

The sale of the securities was exempt from registration with the Securities and Exchange Commission pursuant to Rule 506, by reason of the fact that there was no general solicitation in connection with the offering, and the fact that the purchasers were accredited investors with sufficient knowledge and experience to be capable of evaluating the merits and risks of the investment, who were purchasing for investment for their own accounts.  There was no underwriter.

Item 9.01	Financial Statements and Exhibits

Exhibits

10-a	Form of 10% Secured Convertible Notes issued on February 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 22, 2010	China Swine Genetics, Inc.
By: /s/ Zhenyu Shang
Zhenyu Shang, Chief Executive Officer